                                                                     EXHIBIT 4.9

                                CREDIT AGREEMENT

This Credit Agreement is dated September 24, 2001 (this "Agreement"), and is between PERCEPTRON, INC., a Michigan corporation (the "Borrower"), whose address is 47827 Halyard Drive, Plymouth, Michigan 48170, and BANK ONE, MICHIGAN, a Michigan banking corporation (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226. The parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

"Adjusted EBITDA" for any period means EBITDA for such period, plus Rental Expense for such period, minus Capital Expenditures for such period, minus the aggregate amount of all dividends, payments and other distributions (including, without limitation, any such payments and distributions in connection with any redemption, purchase, retirement or other acquisition of the Borrower's capital stock ) paid, payable or otherwise accumulating with respect to any class of the Borrower's capital stock.

"Advance" shall mean any Loan and any Letter of Credit Advance.

"Applicable Margin" means the percent per annum added to the Eurodollar Rate if that rate is chosen by the Borrower, and as determined pursuant to Section 2.9 and by reference to the following matrix, based upon the ratio of the Funded Debt of the Borrower to the EBITDA of the Borrower calculated in accordance with
Section 6.12 hereof:

                  Funded Debt/                       Eurodollar
                     EBITDA                          Rate plus
                 Less than 5.00 to 1.00
                but equal to or greater                 1.625%
                          than
                      3.00 to 1.00

                 Less than 3.00 to 1.00
                  but greater than or                    1.50%
                 equal to 1.00 to 1.00

                       Less than
                      1.00 to 1.00                       1.25%




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"Borrowing Base Certificate" for any date shall mean an appropriately completed report as of such date in substantially the form of Exhibit A hereto, certified as true and correct as of such date by a duly authorized officer of the Borrower.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Loans, a day other than Saturday or Sunday on which the Bank is open for business in Detroit and banks are open for business in New York and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day other than Saturday or Sunday on which the Bank is open for business in Detroit.

"Capital Expenditures" for any period means net capital expenditures of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

"Commitment" shall mean Facility A Commitment or Facility B Commitment.

"Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

"Default" means an event described in Section 7.

"EBITDA" means, for any period, the operating income (before the deduction of Interest Expense and income tax expense) of the Borrower and its Subsidiaries on a consolidated basis for such period, plus each of the following with respect to the Borrower and its Subsidiaries for such period to the extent utilized in determining such income, without duplication: (i) depreciation and (ii) amortization of deferred costs and other intangibles.

"Effective Date" shall mean September 24, 2001.

"Eligible Accounts Receivable" shall mean, as of any date, those trade accounts receivable owned by the Borrower or any Guarantor which are payable in Dollars and in which the Borrower or Guarantor has granted to the Bank a first-priority perfected security interest pursuant to the Security Agreement, valued at the face amount thereof less sales, excise or similar taxes and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, but shall not include any such account receivable (a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration to customers of the Borrower in the ordinary course of business, (b) that is more than 180 days past due or that remains outstanding more than 180 days after the earlier of the date of the invoice or the shipment of the related inventory, goods or other property or the furnishing of the related services or other consideration,
(c) that is subject to any dispute, contra-account, defense, offset or counterclaim or any Lien (except those in favor of the Bank under the Security Documents), or the inventory, goods, property, services or other consideration of which such account receivable constitutes proceeds is subject to any such Lien, (d) in respect of which the inventory, goods, property, services or other consideration have been rejected or the amount is in dispute, (e) that is due from any Affiliate or Subsidiary of the Borrower, (f) that has been classified by the Borrower as doubtful or



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has otherwise failed to meet established or customary credit standards of the
Borrower, (g) that is payable by any person located outside the United States (which shall not be deemed to include any territories of the United States) or Canada and are not supported by letters of credit issued to the Bank by commercial banks, and in form and substance, acceptable to the Bank, (h) with respect to which any representation or warranty contained in Section 5.9 is incorrect at any time, (i) that is payable by the United States or any of its departments, agencies or instrumentalities or by any state or other governmental entity, (j) that is payable by any person as to which 50% or more of the aggregate amount of such accounts receivable payable by such person to the Borrower do not otherwise constitute Eligible Accounts Receivable, (k) that is payable by any person that is the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or that is not generally paying its debts as they become due or has admitted in writing its inability to pay its debts generally or has made a general assignment for the benefit of creditors, (l) that is evidenced by a promissory note or other instrument, (m) that is subordinate or junior in right or priority of payment to any other obligation or claim, or (n) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

"Eligible Inventory" shall mean, as of any date, that inventory owned by the Borrower or any Guarantor that constitutes raw materials or finished goods in which the Borrower or such Guarantor has granted to the Bank a first-priority perfected security interest pursuant to the Security Agreement, valued at the lower of cost or market on a FIFO, but shall not include any such inventory (a) that does not constitute raw materials or finished goods readily salable or usable in the business of the Borrower or such Guarantor, as the case may be,
(b) that is located outside the United States (which shall not be deemed to include any territories of the United States), (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Bank under the Security Documents), including any sale on approval or sale or return transaction or any consignment, (d) that is not in the possession of the Borrower or Guarantor, (e) that is held for lease or is the subject of any lease, (f) that is subject to any trademark, trade name or licensing arrangement, or any law, rule or regulation, that could limit or impair the ability of the Bank to promptly exercise all rights of the Bank under the Security Documents, (g) if such inventory is located on premises not owned by the Borrower or Guarantor and the landlord or other owner of such premises shall not have waived its distraint, lien and similar rights with respect to such inventory and shall not have agreed to permit the Bank to enter such premises pursuant to a waiver and agreement of such person in favor of and in form and substance acceptable to the Bank, (h) with respect to which any insurance proceeds are not payable to the Bank as a loss payee or are payable to any loss payee other than the Bank or the Borrower or the Guarantor, as the case may be, or (i) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

"Environmental Certificate" shall mean an appropriately completed environmental certificate in the form of Exhibit B attached hereto, delivered by the Borrower, certified as true and correct as of such date by an executive officer of the Borrower acceptable to the Bank.




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"Eurodollar Base Rate" means the rate determined by the Bank to be the rate at which deposits in U.S. dollars are offered to the Bank by first class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of that Eurodollar Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan and having a maturity approximately equal to that Eurodollar Interest Period.

"Eurodollar Interest Period" means a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. The Eurodollar Interest Period ends on the day which corresponds numerically to that date one, two or three months thereafter. If there is no numerically corresponding day in the next, second or third succeeding month, that Eurodollar Interest Period ends on the last Business Day of the relevant month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, that Eurodollar Interest Period ends on the next succeeding Business Day, unless that Business Day falls in a new month in which case that Eurodollar Interest Period ends on the immediately preceding Business Day.

"Eurodollar Rate" means the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Eurodollar Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Eurodollar Interest Period plus (ii) the Applicable Margin per annum. The Eurodollar Rate will be rounded, if necessary, to the next higher 1/16 of 1%.

"Existing Credit Agreement" shall mean the credit agreement dated as of May 28, 1999 between the Borrower and the Bank, as amended prior to the date hereof.

"Facility A" means the credit facility described in Section 2.1(a).

"Facility A Advance" means each Facility A Loan and each Letter of Credit issued under Facility A.

"Facility A Borrowing Base" means, as of any date, the sum of (a) an amount equal to 80% of the value of Eligible Accounts Receivable plus (b) an amount equal to 35% of the value of Eligible Inventory constituting raw material, provided, that, the total amount of reliance under this clause (b) plus the reliance on the Facility B Borrowing Base may not exceed $5,000,000, plus (b) an amount equal to $4,800,000, representing 80% of the appraised value of the Mortgaged Property.

"Facility A Commitment" means the obligation of the Bank (a) to make Facility A Loans not exceeding $17,000,000 minus any outstanding Letters of Credit, and (b) to issue Letters of Credit not exceeding $1,000,000 so long as the aggregate of the Letters of Credit plus the outstanding balance of Loans does not exceed $17,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

"Facility A Loan" means each Loan made by the Bank under Facility A.

"Facility A Note" means a promissory note in substantially the form of Exhibit C-1 evidencing the Facility A Loans, duly executed and delivered to the Bank by the Borrower, including any amendment or replacement.




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

"Facility B" means the credit facility described in Section 2.1(b).

"Facility B Borrowing Base" means, as of any date, an amount equal to 50% of the value of Eligible Inventory constituting finished goods, provided, that, the total amount of reliance in Facility B Borrowing Base plus the reliance on raw material Eligble Inventory in the Facility A Borrowing Base may not exceed $5,000,000.

"Facility B Commitment" means the obligation of the Bank to make Facility B Loans not exceeding $1,500,000, as such amount may be reduced from time to time pursuant to Section 2.2.

"Facility B Loan" means each Loan made by the Bank under Facility B.

"Facility B Note" means a promissory note in substantially the form of Exhibit C-2 evidencing the Facility B Loans, duly executed and delivered to the Bank by the Borrower, including any amendment or replacement.

"Fixed Charge Coverage Ratio" means the ratio of Adjusted EBITDA to Fixed
Charges.

"Fixed Charges" for any period means the sum, without duplication, of the following for such period, determined for the Borrower and its Subsidiaries on a consolidated basis: (i) Interest Expense, plus (ii) Rental Expense, plus (iii) income tax expense, plus (iv) the aggregate amount of all dividends, payments and other distributions (including, without limitation, any such payments and distributions in connection with any redemption, purchase, retirement or other acquisition of the Borrower's capital stock) paid, payable or otherwise accumulating with respect to any class of the Borrower's capital stock, plus (v) all scheduled payments of principal or other sums paid or payable by the Borrower and its Subsidiaries in respect of Funded Debt.

"Floating Rate" means a rate per annum equal to (a) with respect to Facility A, the difference of (i) the Prime Rate minus (ii) 1/2% per annum, and (b) with respect to Facility B, the sum of (i) the Prime Rate plus (ii) 1/4% per annum, in each case changing when and as the Prime Rate changes.

"Funded Debt" of any Person means, without duplication, all indebtedness of such Person to the Bank, all lease obligations of such person which, in accordance with GAAP, are or should be capitalized on the books of such Person, and all other indebtedness of such Person for borrowed money or that otherwise bears interest.

"GAAP" means, as of the date of determination, generally accepted accounting principles, consistently applied.

"Guaranties" shall mean the guaranties entered into by each of the Guarantors for the benefit of the Bank pursuant to this Agreement in the form of Exhibit D attached hereto, as amended or modified from time to time.




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

"Guarantor" shall mean each domestic Subsidiary of the Borrower and each person otherwise becoming a domestic Subsidiary of the Borrower, or otherwise entering into a Guaranty, from time to time.

"Interest Expense" means, for any period and in respect of any Person, the interest expense of such Person in respect of such period, determined in accordance with GAAP.

"Interest Period" means a Eurodollar Interest Period.

"Lending Installation" means any office, branch, subsidiary or affiliate of the Bank.

"Letter of Credit" means a standby letter of credit issued by the Bank for the account of the Borrower, as amended or renewed.

"Letter of Credit Advance" means the issuance of a Letter of Credit hereunder.

"Letter of Credit Documents" means all applications, reimbursement and security agreements given by the Borrower to the Bank in the Bank's standard form for any Letter of Credit, and any amendment or renewal.

"Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a capitalized lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

"Loan" means any loan made (or any conversion or continuation of any loan) by the Bank to the Borrower pursuant to this Agreement and the Notes.

"Loan Documents" means, collectively, this Agreement, the Notes, the Security Documents and all agreements, instruments and documents executed pursuant hereto at any time.

"Material Adverse Effect" means with respect to any matter that that matter (i) could reasonably be expected to materially and adversely affect the business, properties, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) has been brought by or before any court or arbitrator or any governmental body, agency or official, and draws into question the validity or enforceability of any material provision of this Agreement, the Notes or any of the Letter of Credit Documents.

"Mortgage" shall mean the mortgage entered into by the Borrower for the benefit of the Bank, as amended or modified from time to time, granting a first mortgage lien on Mortgaged Property.

"Mortgaged Property" shall mean the real property located at 47827 Halyard Drive, Plymouth, Michigan.

"Note" means each Facility A Note and Facility B Note.



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"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid facility fees, all outstanding Letters of Credit, and all other obligations of the Borrower to the Bank arising under this Agreement, the Notes, and the Letter of Credit Documents.

"Perceptron GmbH" shall mean Perceptron GmbH, a corporation organized and existing under the laws of Germany.

"Permitted Liens" shall mean all Liens permitted pursuant to Section 6.7 hereof.

"Person" means any corporation, natural person, firm, limited liability company, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

"Pledge Agreement" shall mean each pledge agreement entered into by the Borrower or any Subsidiary for the benefit of the Bank pursuant to this Agreement, in form and substance satisfactory to the Bank, as amended or modified from time to time.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

"Rate Option" means the Floating Rate or, with respect to Facility A only, the Eurodollar Rate.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation or official interpretation of the Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Rental Expense" for any period means the maximum amount of all rents and other payments (exclusive of property taxes, property and liability insurance premiums and maintenance costs) paid or required to be paid by the Borrower during such period under any operating lease in respect of which the Borrower is obligated as a lessee or user.

"Reserve Requirement" means with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Security Agreement" shall mean each security agreement entered into by the Borrower or any Guarantor for the benefit of the Bank, as amended or modified from time to time.



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

"Security Documents" shall mean, collectively, the Mortgage, the Security Agreements, the Pledge Agreements, the Guaranties, the Environmental Certificates and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances.

"Subsidiary" means any Person more than 50% of the outstanding voting securities or other voting interests of which are at the time owned or controlled, directly or indirectly, by the Borrower or by one or more Subsidiaries or by the Borrower and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

"Termination Date" means the earlier to occur of (a) with respect to Facility A, August 31, 2003, and, with respect to Facility B, August 31, 2002 and (b) the date on which a Commitment shall be terminated pursuant to Section 2.2 or
Section 8.1.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Tangible Net Worth" means, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings and the amount of any foreign currency translation adjustment account shown as a capital account, less (b) the net book value of all items of the following character which are included in assets: (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) net deferred taxes and deferred charges,
(vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under GAAP; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Total Liabilities" means, as of any date, the following, as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP: all obligations which, in accordance with GAAP, are or should be classified as liabilities on a balance sheet and all contingent liabilities.

The foregoing definitions are applicable to both the singular and plural forms of the defined terms. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with GAAP unless such principles are inconsistent with the express requirements of this Agreement.

                              ARTICLE 2 - THE LOANS

2.1 COMMITMENTS TO LEND. From and including the date of this Agreement and prior to the Termination Date, the Bank agrees, on the terms of this Agreement:

         A) To make Facility A Loans to and, issue Letters of Credit for the account of, the Borrower from time to time in amounts not exceeding, in the aggregate at any one time outstanding, the amount determined pursuant to Section 2.1(c). Notwithstanding anything in this




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Agreement to the contrary, the Bank may decline to issue any requested Letter of
Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to it in its reasonable discretion.

         B) To make Facility B Loans to the Borrower from time to time in amounts not exceeding, in the aggregate at any one time outstanding, the amount determined pursuant to Section 2.1(c).

         C) Notwithstanding anything in this Agreement to the contrary, (i) the aggregate principal amount of the Facility A Advances made by the Bank at any time outstanding shall not exceed the lesser of (a) amount of the Facility A Commitment as of the date any such Facility A Advance is made, or (b) the Facility A Borrowing Base pursuant to the Borrowing Base Certificate as of the close of business on the last date of the month next preceding the date any such Facility A Advance is made, and (ii) the aggregate principal amount of the Facility B Loans made by the Bank at any time outstanding shall not exceed the lesser of (a) amount of the Facility B Commitment as of the date any such Facility B Loan is made, or (b) the Facility B Borrowing Base pursuant to the Borrowing Base Certificate as of the close of business on the last date of the month next preceding the date any such Loan is made,. If the Advances at any time exceed the amount allowed under this Section 2.1(c), the Borrower shall immediately prepay the relevant Loans by an amount equal to or greater than such excess as required pursuant to the Borrowing Base Certificate.

2.2 FEES AND REDUCTION OF THE COMMITMENTS. The Borrower agrees to pay to the Bank on or before the Effective Date a facility fee in the amount of $16,500 for this Agreement (comprised of a $15,000 facility fee for Facility A and a $1,500 facility fee for Facility B). In addition, the Borrower agrees to pay a commitment fee of 1/4% per annum on the daily unused amount of the Facility A Commitment from the date of this Agreement to and including the Revolving Credit Termination Date, payable on the last day of each quarter and on the Revolving Credit Termination Date. The Borrower may permanently reduce a Commitment in whole, or in part in integral multiples of $100,000, upon at least ten Business Days' written notice to the Bank, which must specify the amount of any reduction and the relevant Commitment which it intends to reduce, but the amount of the Commitment may not be reduced below the outstanding principal amount of the Loans and Letters of Credit outstanding under such Commitment. All accrued commitment fees are payable on the effective date of any termination of the obligations of the Bank to make Facility A Loans.

2.3 LOANS. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Loans may be Floating Rate Loans or, with respect to Facility A only, Eurodollar Rate Loans, or a combination of them, selected by the Borrower in accordance with Section
2.4. The Loans must be repaid in full on the Termination Date. The Bank may book the Loans at any Lending Installation. The Borrower may from time to time prepay outstanding Floating Rate Loans in whole or in part without penalty or premium. A Eurodollar Rate Loan may not be paid prior to the last day of the applicable Interest Period.

2.4 METHOD OF SELECTING RATE OPTIONS AND INTEREST PERIODS. The Borrower may select the Rate Option and Interest Period applicable to each Loan from time to time. The Borrower must




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

give the Bank an irrevocable borrowing notice not later than 3:30 p.m. Detroit time on the borrowing date of each Floating Rate Loan and 10:00 a.m. Detroit time three Business Days before the borrowing date for each Eurodollar Rate Loan, specifying:

     (i)   the borrowing date of that Loan, which must be a Business Day,

     (ii)  the amount of that Loan,

     (iii) the Rate Option selected for that Loan, and

     (iv) in the case of each Eurodollar Rate Loan, the Interest Period applicable to it.

Each Eurodollar Rate Loan will bear interest on the outstanding principal amount for each day during the Interest Period applicable to it from and including the first day of that Interest Period to (but not including) the last day of that Interest Period at the interest rate determined as applicable to that Eurodollar Rate Loan. If at the end of an Interest Period for an outstanding Eurodollar Rate Loan, the Borrower has failed to select a new Rate Option or to pay that Loan, then that Loan will be converted to a Floating Rate Loan on and after the last day of the Interest Period until paid or until the effective date of a new Rate Option with respect to it is selected by the Borrower. An outstanding Floating Rate Loan may be converted to a Eurodollar Rate Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrower may not select a Eurodollar Rate for a Loan if (x) there exists a Default or Unmatured Default or (y) the Ratio (as defined in Section 2.9) as of the most recent Determination Date (as defined in Section 2.9) is equal to or greater than 5.0 to 1.0. The Borrower may not select an Interest Period which would end after the Termination Date. Each Eurodollar Rate Loan must be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess of the minimum).

2.5 RATES APPLICABLE AFTER DEFAULT. If any Loan is not paid at maturity, whether by acceleration or otherwise, (i) each Eurodollar Rate Loan will bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to that Interest Period plus 3% per annum, and (ii) each Floating Rate Loan will bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus 3% per annum. During the continuance of any other Default, the Bank may, at its option, by notice to the Borrower, declare that (a) each Eurodollar Rate Loan will bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to that Interest Period plus 3% per annum, and (b) each Floating Rate Loan will bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Loan plus 3% per annum.

2.6 METHOD OF PAYMENT. All payments of principal, interest, and fees must be made in immediately available funds to the Bank at the Bank's address specified pursuant to Section 9.5, or at any other Lending Installation of the Bank specified in writing by the Bank to the Borrower, by noon (local time) on the date when due. The Bank is authorized to charge the account of the Borrower maintained with it for each payment of principal, interest and fees as it becomes due.

2.7 NOTE; TELEPHONIC NOTICES. The Bank is authorized to record on its books the date, amount, Rate Option and Interest Period of each Loan, and the date and amount of each principal




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

payment made under the Notes. These records govern absent manifest error, provided that neither the failure to record nor any error in that record affects the Borrower's obligations under the Notes. The Borrower authorizes the Bank to extend Loans and effect Rate Option selections based on telephonic notices made by any person or persons the Bank in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Bank a written confirmation, if that confirmation is requested by the Bank, of each telephonic notice, signed by an authorized officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank govern, absent manifest error.

2.8 INTEREST PAYMENT DATES; INTEREST BASIS. Interest accrued on the Loans is payable (i) for Floating Rate Loans, on the last day of each month, (ii) for Eurodollar Rate Loans, on the last day of its applicable Interest Period and
(iii) for all Loans, on any date on which the Loan is paid or prepaid, whether due to acceleration or otherwise. Interest accrued on each Eurodollar Rate Loan, if any, having an Interest Period longer than three months is also payable on the last day of each three-month interval during that Interest Period. Interest and commitment fees are calculated for actual days elapsed on the basis of a 360-day year. Interest is payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan becomes due on a day which is not a Business Day, that payment must be made on the next succeeding Business Day and, in the case of a principal payment, that extension of time is included in computing interest.

2.9 APPLICABLE MARGIN ADJUSTMENTS. The Applicable Margin is determined based on the ratio (the "Ratio") of (i) the Funded Debt of the Borrower as of each fiscal quarter end (each a "Determination Date") to (ii) the EBITDA of the Borrower for the four consecutive fiscal quarters then ending, and the pricing matrix in the definition of Applicable Margin. Each determination and adjustment will only be applied prospectively, and is made irrespective of any other interest rate adjustment. Each adjustment, if any, of the Applicable Margin based upon the Ratio as of each Determination Date shall be made as of the first day of the second calendar quarter following such Determination Date. Without limiting any of the other rights and remedies of the Bank under this Agreement, in the event the Borrower shall fail to deliver the financial statements required under
Section 6.1 when required for any Determination Date, the Applicable Margin shall be adjusted to, or remain at, as the case may be, the highest level set forth in the definition of the term "Applicable Margin" until such time as such financial statements are so delivered and demonstrate that the Applicable Margin should be set at a different level in accordance with such definition and this
Section 2.9.

2.10 LETTERS OF CREDIT. Subject to the terms of this Agreement, the Borrower may request Letters of Credit at any time prior to the Termination Date. Each request must be in the form of the Letter of Credit Documents. Each Letter of Credit must expire on the earlier of the Termination Date or twelve months after its issuance date.

2.11 LETTER OF CREDIT COMMISSIONS. Each Letter of Credit is subject to a commission in the amount equal to the greater of $250 or 1% per annum of the face amount plus the costs of issuance.

2.12 BORROWING BASE ADJUSTMENTS. The Borrower agrees that if at any time any trade account receivable or any inventory of the Borrower or any Guarantor fails to constitute Eligible Account Receivable, eligible Unbilled Accounts Receivable or Eligible Inventory, as the case may be, for any reason, the Bank may, at any time and notwithstanding any prior classification of eligibility, classify such asset or property as ineligible and exclude the same from the computation of the Facility A Borrowing Base or the Facility B Borrowering Base, as the case may be, without in any way impairing the rights of the Bank in and to the same under any Security Agreement.

2.13 SECURITY AND COLLATERAL. To secure the payment when due of the Notes and all other obligations of the Borrower under this Agreement to the Bank, the Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

         i) Security interests in all present and future accounts, inventory, general intangibles, chattel paper, instruments, equipment, fixtures, and all other personal property of the Borrower.

         ii)  Mortgage liens on the Mortgaged Property.

         iii) Guarantees of each Guarantor.

         iv) Security interests in all present and future accounts, inventory, general intangibles, chattel paper, instruments, equipment, fixtures, and all other personal property of the Guarantors.

         v) Pledge of 65% of the stock of Perceptron BV owned by the Borrower and a pledge of 100% of the stock of Perceptron GmbH owned by Perceptron BV, which shall be completed within 45 days after the Effective Date by execution and delivery of Pledge Agreements or similar documents as required by the applicable foreign jurisdictions to create a first priority perfected pledge of such stock.

         vi) All other security and collateral described in the Security Documents.

2.14 AMENDMENT AND RESTATEMENT. This Agreement amends and restates the Existing Credit Agreement as of the Effective Date. All Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall constitute Obligations under this Agreement. The Obligations and other liabilities pursuant hereto are issued in exchange and replacement for the Obligations (as defined in the Existing Credit Agreement) and other liabilities under the Existing Credit Agreement, shall not be a novation or satisfaction thereof and shall be entitled to the same collateral with the same priority.

                       ARTICLE 3 - CHANGE IN CIRCUMSTANCES

3.1 YIELD PROTECTION. If any change after the date of this Agreement (whether or not now contemplated) in any law or governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or change after the date of this Agreement (whether or not now contemplated) in any interpretation of them, or compliance by the Bank with any of them after any such change becomes effective,

     (i) subjects the Bank or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Bank or applicable Lending Installation), or changes the basis of taxation of payments to the Bank in respect of its Loans or other amounts due to it under this Agreement, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans), or

     (iii) imposes any other condition the result of which is to increase the cost to the Bank or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by the Bank or any applicable Lending Installation in connection with loans, or requires the Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by the Bank, or

     (iv) affects the amount of capital required or expected to be maintained by the Bank or any Lending Installation or any corporation controlling the Bank, and the Bank determines the amount of capital required is increased by or based on the existence of this Agreement or its obligation to make Loans under this Agreement or of commitments of this type, then, within 15 days of the Bank's demand, the Borrower must pay the Bank that portion of the increased expense incurred (including, in the case of Section 3.1(iv), any reduction in the rate of return on capital to an amount below that which it could have achieved but for the law, rule, regulation, policy, guideline or directive, and after taking into account the Bank's policies as to capital adequacy) or reduction in amounts received which the Bank determines is attributable to making, funding and maintaining its Loans and its Commitments (after taking into account the Bank's policies with respect to capital adequacy). The Bank represents that it does not know of any amount that would be payable under this Section 3.1 as of the date of this Agreement, although there may be current laws or regulations that may cause an amount to be payable hereunder after the date of this Agreement. The Bank will not assess amounts under this Section 3.1 unless the Bank is generally charging such amounts to the majority of its similarly situated customers.

3.2 AVAILABILITY OF RATE OPTIONS. If the Bank determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Bank determines that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Loans are not available to it, or (ii) a Rate Option does not accurately reflect the cost of making or maintaining a Loan at that Rate Option, then the Bank may suspend the availability of the affected Rate Option (other than the

Floating Rate) and require any Eurodollar Rate Loans outstanding under an affected Rate Option to be, at the Borrower's option, either repaid or converted to an unaffected Rate Option.

3.3 FUNDING INDEMNIFICATION. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Bank, the Borrower indemnifies the Bank for any loss or cost incurred by it resulting from these facts, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Loan.

3.4 BANK STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, the Bank will designate an alternate Lending Installation with respect to Eurodollar Rate Loans to reduce any liability of the Borrower to the Bank under
Section 3.1 or to avoid the unavailability of a Rate Option under Section 3.2, so long as that designation is not disadvantageous to the Bank. The Bank will deliver a written statement as to the amount due, if any, under Section 3.1 or
3.3. That written statement will set forth in reasonable detail the calculations upon which the Bank determined the amount, and is final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under those Sections in connection with a Eurodollar Rate Loan will be calculated as though the Bank funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to that Loan, whether in fact that is the case or not. Unless otherwise provided in this Agreement, the amount specified in the written statement is payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1 and 3.3 survive payment of the Obligations and termination of this Agreement.

                        ARTICLE 4 - CONDITIONS PRECEDENT

4.1 INITIAL LOAN OR LETTER OF CREDIT. The Bank is not required to make the initial Loan or issue the initial Letter of Credit under this Agreement unless the Borrower has furnished, or cause to be furnished, to the Bank the following documents and completed the following matters, in form and substance satisfactory to the Bank:

     A) CHARTER DOCUMENTS. Certificates of recent date of the appropriate authority or official of the Borrower's and each Guarantor's respective state of incorporation (listing all charter documents of the Borrower and each Guarantor, respectively, on file in that office if such listing is available) and certifying as to the good standing and corporate existence of the Borrower and each Guarantor, respectively, together with copies of such charter documents of the Borrower and each Guarantor, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Borrower;

     B) BY-LAWS AND CORPORATE AUTHORIZATIONS. Copies of the by-laws of the Borrower and each Guarantor together with all authorizing resolutions and evidence of other corporate action taken by the Borrower and each Guarantor to authorize the execution, delivery and performance by the Borrower and each Guarantor of this Agreement, the Notes and the Security Documents to which the Borrower and such Guarantor, respectively is a party and the consummation by the Borrower and such Guarantor, respectively of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Borrower and each Guarantor, respectively;

     C) INCUMBENCY CERTIFICATE. Certificates of incumbency of the Borrower and each Guarantor containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Borrower and such Guarantor in connection with this Agreement, the Notes and the Security Documents to which the Borrower or such Guarantor is a party and the consummation by the Borrower and such Guarantor of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Borrower and each Guarantor;

     D) NOTES. The Notes duly executed on behalf of the Borrower for the Bank;

     E) SECURITY DOCUMENTS. The Security Documents duly executed on behalf of the Borrower and each Guarantor, as the case may be, granting to the Bank (or confirming any Security Document previously granted to the Bank) the collateral and security intended to be provided pursuant to Section 2.13, together with:

         i) RECORDING, FILING, ETC. Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank thereunder, together with Uniform Commercial Code record searches in such offices as the Bank may request;

         ii) TITLE INSURANCE. Policy of mortgage title insurance, issued by an insurer and in amounts satisfactory to the Bank insuring the interest of the Bank under the Mortgage without standard exceptions and without any special exceptions not acceptable to the Bank and containing such further endorsements, affirmative coverage and other terms as the Bank may request;

         iii) SURVEYS. Survey of the property subject to the Mortgage made by a land surveyor licensed in the State in which such property is located and acceptable to the Bank complying with the Minimum Standard Detail Requirements for Land Title Surveys as adopted by the American Title Association and the American Congress on Surveying and Mapping and showing such details as the Bank may request, including flood zone certification, certified to the Bank and the issuer of such mortgage title insurance policy in form acceptable to the Bank;

         iv) LEASED PROPERTY; LANDLORD WAIVERS. A schedule setting forth all real property leased by the Borrower and each Guarantor certified as true and correct as of the Effective Date by a duly authorized officer of the Borrower, and the Borrower agrees to use its best efforts to obtain an agreement of each landlord under such leases, in form and substance acceptable to the Bank, waiving its distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Bank to enter such premises in connection therewith; provided, that Borrower shall not be required to obtain such landlord waiver with respect to any leased location which is operated as a sales office or where the value of the Borrower's assets is immaterial, in the discretion of the Bank;

         v) CASUALTY AND OTHER INSURANCE. Evidence that the casualty and other insurance required pursuant to Section 5.1(c), each Security Agreement and paragraph 4 of the Mortgage is in full force and effect; and

     F) ENVIRONMENTAL CERTIFICATE. An Environmental Certificate;

     G) LEGAL OPINIONS. The favorable written opinion of counsel for the Borrower and each Guarantor in form and substance satisfactory to the Bank;

     H) CONSENTS, APPROVALS, ETC. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrower or any Guarantor in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Borrower, or, if none are required, a certificate of such officer to that effect;

     I) FEES. The facility fee described in Section 2.3;

     J) PERCEPTRON GMBH LETTERS OF CREDIT. Perceptron GmbH shall have provided cash collateral to secure all outstanding letters of credit issued by Bank One, NA, or an affiliate, for the account of Perceptron GmbH which have an expiry date greater than ninety (90) days after the Effective Date; and

     K) Such other documents, and completion of such other matters, as the Bank may reasonably request.

4.2 EACH LOAN. The Bank is not required to make any Loan or issue any Letter of Credit, unless on the applicable borrowing date (i) there exists no Default or Unmatured Default, (ii) the warranties contained in Article 5 are true and correct as of such borrowing date, and (iii) all legal matters incident to making the Loan or issuing the Letter of Credit, as the case may be, including without limitation executed and delivered Letter of Credit Documents, are reasonably satisfactory to the Bank and its counsel.

                             ARTICLE 5 - WARRANTIES

The Borrower warrants to the Bank that:

5.1 CORPORATE EXISTENCE AND STANDING. Each of the Borrower and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to have that authority would not have a Material Adverse Effect.

5.2 AUTHORIZATION AND VALIDITY. Each of the Borrower and the Guarantors has the corporate power and authority and legal right to execute and deliver this Agreement, the Notes and the Security Documents to which it is a party and to perform its obligations under them. The execution and delivery by the Borrower and the Guarantors of this Agreement, the Notes and the Security Documents to which it is a party and the performance of its obligations under them have been duly authorized by proper corporate proceedings, and this Agreement, the Notes and the Security Documents to which it is a party each constitute legal, valid and binding obligations of the Borrower or the Guarantor, as the case may be, enforceable against the Borrower or the Guarantor, as the case may be, in accordance with their respective terms.

5.3 NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrower or any Subsidiary of this Agreement, the Notes and the Security Documents, nor the consummation of the transactions described in them, nor compliance with their provisions will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary, or the Borrower's or any Subsidiary's articles of incorporation or bylaws, or the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it or its property is bound, or conflict with or constitute a default under any indenture, instrument or agreement, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any governmental or public body or authority, or any subdivision of them, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement, the Notes or any Security Document.

5.4 FINANCIAL STATEMENTS. The June 30, 2000 consolidated financial statements of the Borrower and the Subsidiaries previously delivered to the Bank were prepared in accordance with GAAP in effect on the date those statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and the Subsidiaries at that date and the consolidated results of their operations for the period then ended.

5.5 MATERIAL ADVERSE CHANGE. Since June 30, 2000, there has been no material adverse change in the business, properties, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, other than what has been disclosed in official filings with the Securities and Exchange Commission, copies of which have been made available to the Bank, and other than such other information contained in written financial projections delivered to the Bank prior to the Effective Date.

5.6 LITIGATION AND CONTINGENT OBLIGATIONS. Except as disclosed on Schedule 5.6 attached to this Agreement, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.7 REGULATION U. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction under this Agreement.

5.8 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency of them, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except to the extent that the failure to so qualify would not have a Material Adverse Effect.

5.9 TITLE TO PROPERTY; LIEN PRIORITY. The Borrower and its Subsidiaries have good marketable title to each of their respective properties and assets, subject to no Liens except Permitted Liens. The Security Documents grant to the Bank first priority enforceable security interests which are not void or voidable in all assets of the Borrower and the Guarantors.

                              ARTICLE 6 - COVENANTS

During the term of this Agreement, unless the Bank otherwise consents in writing:

6.1 FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Bank:

     (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, reasonably acceptable to the Bank, prepared in accordance with GAAP on a consolidated basis for itself and the Subsidiaries, including a consolidated balance sheet as of the end of that period, related consolidated statements of income and shareholders' equity, and a consolidated statement of cash flows, together with the related consolidating worksheets for the income statement and balance sheet certified by the chief financial officer of the Borrower, and a certificate, in form and substance reasonably satisfactory to the Bank, of the chief financial officer of the Borrower to the effect that a computation (which computation shall accompany such certificate and shall be in form and substance reasonably satisfactory to the Bank) showing compliance with Sections 6.12, 6.13, 6.14 and 6.15 is in conformity with the requirements of this Agreement.

     (ii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as of the close of each such period and consolidated statements of income and cash flows for the period from the beginning of that fiscal year to the end of that quarter, all certified by the chief financial officer of the Borrower, together with the related consolidating worksheets for the income statement and balance sheet certified by the chief financial officer of the Borrower, and a certificate, in form and substance satisfactory to the Bank, of the chief financial officer of the Borrower to the effect that a computation (which computation shall accompany such certificate and shall be in form and substance reasonably satisfactory to the Bank) showing compliance with Sections 6.12, 6.13, 6.14 and 6.15 is in conformity with the requirements of this Agreement.

     (iii) Within 60 days after the close of each of its quarterly periods of each of its fiscal years, for Perceptron GmbH, a compiled unaudited balance sheet as of the close of each such period and compiled statements of income and cash flows for the period from the beginning of that fiscal year to the end of that quarter, all certified by the chief financial officer of Perceptron GmbH, together with the related compiled worksheets for the income statement and balance sheet certified by the chief financial officer of Perceptron GmbH.

     (iv) As soon as available and in any event not later than 30 days after the close of each quarterly period of each of its fiscal years, the Borrower's financial projections for the immediately following 12 months, in form and detail satisfactory to the Bank.

     (iv) No later than the 20th day of each month, a Borrowing Base Certificate prepared as of the close of business on the last day of the preceding month, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value, location and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, certified as true and correct by the chief financial officer of the Borrower.

     (v) As soon as available and in any event within 20 calendar days after the end of each calendar month, a report of the Borrower's domestic accounts receivable, including without limitation the amount, age and account debtor for each domestic account receivable, a report setting forth a summary and aging of Borrower's domestic accounts payable and a report of all domestic inventory of the Borrower, all in form and substance satisfactory to the Bank.

     (vi) Promptly upon furnishing it to its shareholders, copies of all financial statements, reports and proxy statements so furnished.

     (vii) Promptly upon filing them, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the Securities and Exchange Commission.

     (viii) Any other information (including non-financial information) which the Bank or any Lending Installation from time to time reasonably requests.


6.2 USE OF PROCEEDS. The Borrower will, and will cause each Subsidiary to, use the Letters of Credit and proceeds of the Loans for general corporate purposes. The Borrower may not, nor may it permit any Subsidiary to, use any of the Letters of Credit or proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

6.3 CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except that, without limiting the requirements of Section 6.15, the Borrower may dissolve or otherwise terminate the separate existence of a Subsidiary if that dissolution or termination would not have a Material Adverse Effect.

6.4 TAXES. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law, and pay when due all taxes, assessments and governmental charges and levies on it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.5 COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except to the extent such noncompliance would not have a Material Adverse Effect.

6.6 MERGER. Neither the Borrower nor any Subsidiary will merge or consolidate with or into any other Person unless the Borrower or such Subsidiary is the legally surviving corporation and, after giving effect to the merger or consolidation, no Default or Unmatured Default exists.

6.7 LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any Subsidiary, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its property if they are not at the time delinquent or if they can be paid later without penalty, or are being contested in good faith and by appropriate proceedings.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Good faith deposits in connection with bids, tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits.

     (v) Pledges or deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries, or surety, customs or appeal bonds to which the Borrower or any of its Subsidiaries is a party.

     (vi) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Borrower or any of its Subsidiaries.

     (vii) Any Lien created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Borrower or any of its Subsidiaries may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Borrower or such Subsidiary for such fixed asset and such indebtedness secured by such Liens is permitted under Section 6.9; provided that such Lien does not encumber any other asset at any time owned by the Borrower or such Subsidiary, and provided, further, that not more than one such Lien shall encumber any such fixed asset at any one time.

     (viii) Judgment and other similar liens, the existence of which judgment does not constitute a Default under Section 7.8.

     (ix) Other Liens securing Permitted Debt.

     (x) Liens existing on the date of this Agreement as described on Schedule
6.7 attached hereto.

6.8 NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Bank of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which might have a Material Adverse Effect or might materially adversely affect the ability of the Borrower to repay the Obligations.

6.9 DEBT. The Borrower will not, nor will it permit any Subsidiary to, incur or permit to remain outstanding, debt for borrowed money or installment obligations in an aggregate principal amount which, together with undertakings of others guaranteed by the Borrower or for which the Borrower otherwise is secondarily liable, exceeds $200,000 at any time, except the following ("Permitted Debt"):
(i) indebtedness owing to the Bank or, with respect to the Subsidiaries, any of the Bank's affiliates, (ii) indebtedness of any Subsidiary of the Borrower owing to any other Subsidiary of the Borrower, and (iii) other indebtedness reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this Agreement and not to be paid with proceeds of borrowings under this Agreement. For purposes of this covenant, the sale of any accounts receivable is deemed the incurring of debt for borrowed money. Nothing in this Section shall prohibit trade accounts payable and receivable between the Borrower and its Subsidiaries or between any Subsidiary of the Borrower and any other Subsidiary of the Borrower arising in the ordinary course of business and on terms not less favorable to the Borrower than those which could be obtained if the related transaction were an arm's length transaction with a person other than an affiliate.

6.10 GUARANTIES. The Borrower will not, nor will it permit any Subsidiary to, guarantee or otherwise become or remain secondarily liable on the undertaking of another in an aggregate amount which, together with the aggregate outstanding principal amount of debt for borrowed money and other installment obligations of the Borrower and its Subsidiaries, exceeds $200,000 at any time, except for (i) endorsement of drafts for deposit and collection in the ordinary course of business and (ii) guaranties by the Subsidiaries of the Borrower of any Permitted Debt owing by the Borrower or by any other Subsidiary of the Borrower.

6.11 ADVANCES AND INVESTMENTS. The Borrower will not, nor will it permit any Subsidiary to, purchase or acquire any securities of, or make any loans or advances to, or investments in, any Person, except (i) obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions, and (ii) loans and advances by any Subsidiary of the Borrower to any other Subsidiary of the Borrower and advances (without any repayment obligation) by any Subsidiary of the Borrower to the Borrower. Nothing in this Section shall prohibit trade accounts payable and receivable between the Borrower and its Subsidiaries or between any Subsidiary of the Borrower and any other Subsidiary of the Borrower arising in the ordinary course of business and on terms not less favorable to the Borrower than those which could be obtained if the related transaction were an arm's length transaction with a person other than an affiliate.

6.12 FUNDED DEBT TO EBITDA RATIO. The Borrower will not permit or suffer the ratio of (i) the Funded Debt of the Borrower as of the fiscal quarter end corresponding to the determination date to (ii) the EBITDA of the Borrower for the period of four consecutive fiscal quarters of the Borrower then ending to exceed (A) 19.00 to 1.00 as of March 31, 2002, (B) 6.00 to 1.00 as of June 30,
2002, (C) 5.00 to 1.00 as of September 30, 2002 and December 31, 2002, and (D)
4.00 to 1.00 as of March 30, 2003 and as of the last day of each subsequent fiscal quarter of the Borrower thereafter.

6.13 EBITDA. The Borrower will not permit its EBITDA to be less than (i) ($7,400,000) for the period from July 1, 2000 through the end of its fiscal quarter ending on or about June 30, 2001, (ii) ($1,400,000) for the period from July 1, 2001 through the end of its fiscal quarter ending on or about September 30, 2001, (iii) $700,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about December 31, 2001, (iv) $1,800,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about March 31, 2002, (v) $3,000,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about June 30, 2002, (vi) ($400,000) for the period from July 1, 2002 through the end of its fiscal quarter ending on or about September 30, 2002, (vii) $1,700,000 for the period from July 1, 2002 through the end of its fiscal quarter ending on or about December 31, 2002,
(viii) $2,800,000 for the period from July 1, 2002 through the end of its fiscal quarter ending on or about March 31, 2003 and (ix) $4,000,000 for the period from July 1, 2002 through the end of its fiscal quarter ending on or about June 30, 2003.

6.14 FIXED CHARGE COVERAGE RATIO. The Borrower will not permit its Fixed Charge Coverage Ratio to be less than (i) 0.00 to 1.00 as of the fiscal quarter end of the Borrower corresponding to March 31, 2002, and (ii) 1.20 to 1.0 as of the fiscal quarter end of the Borrower corresponding to June 30, 2002 and as of each subsequent fiscal quarter end of the Borrower; such ratio to be determined as of each fiscal quarter end of the Borrower (commencing with the fiscal quarter end corresponding to March 31, 2002) for the period of four consecutive fiscal quarters of the Borrower then ending

6.15 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. The Borrower will not permit the ratio of Total Liabilities to Tangible Net Worth to exceed 0.90 to 1.00 at any time.

6.16 DISPOSITION OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms, (ii) sales of scrap or obsolete material or equipment and (iii) transfers between Subsidiaries of the Borrower.

6.17 DIVIDENDS. The Borrower will not make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock, other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Borrower. For purposes of this Section 6.16, "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

6.18 NEGATIVE PLEDGE LIMITATION. The Borrower will not enter into any agreement, with any person other than the Bank pursuant hereto, which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

6.19 ADDITIONAL SECURITY AND COLLATERAL. Promptly (i) execute and deliver and cause each Subsidiary of the Borrower and the Guarantors to execute and deliver, additional Security Documents, within 30 days after request therefor by the Bank, sufficient to grant to the Bank liens and security interests in any after acquired property of the type described in Section 2.13, and (ii) cause each person becoming a Subsidiary of the Borrower or any Guarantor from time to time to execute and deliver to the Bank, within 30 days after such person becomes a Subsidiary, a Guaranty and Security Documents, together with other related documents described in Section 4.1, sufficient to grant to the Bank liens and security interests in all collateral of the type described in Section 2.13. The Borrower shall notify the Bank, within 10 days after the occurrence thereof, of the acquisition of any property by the Borrower or any Guarantor that is not subject to the existing Security Documents, any person's becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Bank with respect to such property pursuant to the Security Documents.

                              ARTICLE 7 - DEFAULTS

The occurrence of any one or more of the following events constitutes a Default:

7.1 Any warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Bank under or in connection any Loan Document, any Loan, any Letter of Credit or any certificate or information delivered in connection with any Loan Document is materially false on the date as of which it is made.

7.2 The principal of any Note is not paid when due, or any interest or any fee or other obligations under this Agreement, the Notes or any other Loan Document are not paid within three days after they become due.

7.3 The Borrower or any Subsidiary breaches any of the terms of Article 6 and, with respect to any breach under 6.1, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9, 6.10, 6.11 or 6.18, such breach is not remedied within 10 days.

7.4 The Borrower or any Subsidiary breaches (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) any of the terms of this Agreement and such breach is not remedied within thirty days after written notice from the Bank or the Borrower or any Subsidiary breaches any other agreement with the Bank or any of its affiliates or any default occurs under any other agreement with the Bank or any of its affiliates and such breach or default is not remedied within any grace period provided with respect thereto and after any required notices have been given by the Bank or such affiliate.

7.5 The Borrower or any Subsidiary fails to pay any debt for borrowed money when due, which individually or together with other such debt as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000; or the Borrower or any Subsidiary defaults in the performance of any term contained in any agreement under which that debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of that debt to cause, that debt to become due prior to its stated maturity; or any debt of the Borrower or any Subsidiary is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to its stated maturity, which individually or together with other such debt as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000; or the Borrower or any Subsidiary does not pay, or admits in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any Subsidiary (i) has an order for relief entered with respect to it under present or future Federal bankruptcy laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property,
(iv) institutes any proceeding seeking an order for relief under present or future Federal bankruptcy laws, or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in Section 7.6(iv) is instituted against the Borrower or any Subsidiary and that appointment continues undischarged or those proceedings continue undismissed or unstayed for a period of 60 consecutive days.

7.8 The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith or is not fully insured against, within the applicable period of limitations for appealing such judgment or order and prior to the denial of any such appeal.

7.9 Any reportable event (as defined in Section 4043 of ERISA) occurs in connection with any plan (as defined in ERISA) which results in or could result in a Material Adverse Effect and such reportable event is not corrected within 30 days after the occurrence thereof.

7.10 Any Person, or two or more Persons acting in concert, acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the Borrower's voting stock.

7.11 Any event of default described in any Loan Document shall have occurred and be continuing, or any material provision of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

               ARTICLE 8 - ACCELERATION; REMEDIES; AND AMENDMENTS

8.1 ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitment and the obligation of the Bank to make Loans automatically terminates and the Obligations are immediately due and payable without any election or action on the part of the Bank. If any other Default occurs, the Bank may terminate or suspend the Commitment and its obligation to make Loans, or declare the Obligations due and payable, or both, whereupon the Obligations are immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

8.2 PRESERVATION OF RIGHTS. No delay or omission of the Bank to exercise any right under this Agreement or any Note impairs that right nor can it be construed to waive any Default or acquiesce in any Default, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to that Loan does not constitute a waiver or acquiescence. Any single or partial exercise of any right does not preclude any other or further exercise of it or the exercise of any other right, and no waiver, amendment or other variation of the terms of this Agreement or any Note is valid unless in writing signed by the Bank and the Borrower and then only to the extent that writing specifies. All remedies contained in this Agreement and the Notes or by law afforded are cumulative and all are available to the Bank until the Obligations have been paid in full.

8.3 AMENDMENTS. Subject to the provisions of this Article 8, the Bank and the Borrower may enter into agreements supplementing this Agreement for the purpose of adding or modifying this Agreement, the Notes or any other Loan Document or changing in any manner the rights of the Bank or the Borrower or waiving any Default.

8.4 SETOFF. In addition to and without limiting any rights of the Bank under applicable law, if the Borrower becomes insolvent, howsoever evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other debt at any time held or owing by the Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Bank, whether or all or any part of the Obligations are then due.

                         ARTICLE 9 - GENERAL PROVISIONS

9.1 SURVIVAL OF WARRANTIES. All warranties of the Borrower contained in this Agreement survive the delivery of the Notes and the making of the Loans and the issuance of Letters of Credit.

9.2 TAXES. Any taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of this Agreement and the Note must be paid by the Borrower, together with interest and penalties, if any.

9.3 EXPENSES; INDEMNIFICATION. The Borrower must reimburse the Bank for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Bank, who may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, review, execution, delivery, amendment, modification; administration, collection and enforcement of this Agreement and the other Loan Documents; provided that attorneys fees in connection with the preparation and negotiation of the Loan Documents up and until the Effective Date shall not exceed an amount to be agreed upon between the Borrower and the Bank's counsel plus costs. The Borrower further indemnifies the Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation all expenses of litigation or preparation for litigation whether or not the Bank is a party) which any of them pay or incur arising out of or relating to this Agreement or any other Loan Document, the transactions described in this Agreement or the direct or indirect application or proposed application of the proceeds of any Loan, provided, however, that the Borrower shall not be required to indemnify the Bank or any such other person, to the extent, but only to the extent, that such losses, claims, damages, penalties, judgments, liabilities or expenses are of a type generally borne by lenders in the ordinary course of business and are not material in amount in the aggregate, or which are attributable to the gross negligence or willful misconduct of the Bank. The obligations of the Borrower under this Section survive the termination of this Agreement.

9.4 SUCCESSORS AND ASSIGNS. The terms of this Agreement and the other Loan Documents bind and benefit the Borrower and the Bank and their respective successors and assigns, except that the Borrower has no right to assign its rights or obligations under this Agreement or any other Loan Documents. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities participating interests in any Loan, the Notes or the Commitments. The Bank may, with the consent of the Borrower, which consent may not be unreasonably withheld, assign to one or more banks or other entities all or any part of its rights and obligations under this Agreement, the Notes or the Loan Documents, and the Borrower releases the Bank for the amount so assigned.

9.5 GIVING NOTICE. Except as otherwise permitted by Section 2.7 with respect to borrowing notices, all notices, requests and other communications to any party must be in writing (including bank wire, telex, facsimile transmission or similar writing) and must be given to a party: (y) in the case of the Borrower or the Bank, at its address, facsimile number or telex number set forth on the signature page below, or (z) in the case of any party, whatever other address, facsimile number or telex number that party specifies for the purpose, by notice to the other. Each notice, request or other communication is effective (i) if given by telex, when it is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after that communication is deposited in the mails with first class postage prepaid, addressed as required, or (iv) if given by any other means, when delivered at the address specified in this Section. However, notices to the Bank under Article 2 are not effective until received.

           ARTICLE 10 - GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

10.1 CHOICE OF LAW. This Agreement and the Notes are to be construed in accordance with the internal laws (but not the law of conflicts) of Michigan.

10.2 CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Michigan in any action or proceeding arising out of or relating to any Loan, and the Borrower irrevocably agrees that all such claims may be heard and determined in any such court and irrevocably waives any present and future objection it may have as to the venue of any action or proceeding brought in that court, or that that court is an inconvenient forum. Any judicial proceeding by the Borrower against the Bank or any affiliate of the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan must be brought only in a court in Michigan.

10.3 WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly and voluntarily waive any right either of them to have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

               [The rest of this page intentionally left blank.]

EXECUTED as of the date first written above.

BORROWER:                                   BANK:

PERCEPTRON, INC.                            BANK ONE, MICHIGAN


By:      /S/ John Garber                    By:  /S/ Donna Boris
         ---------------------------             -------------------------
         John Garber                             Donna Boris
Its:     Chief Financial Officer            Its: Vice President
         ---------------------------             -------------------------

By:      /S/ Sylvia Smith
         ---------------------------
         Sylvia Smith
Its:     Controller

ADDRESS FOR NOTICES:                        ADDRESS FOR NOTICES:

47827 Halyard                               38601 Twelve Mile Road
Plymouth, Michigan 48170                    Farmington Hills, Michigan 48331
Phone:   (734) 414-4816                     Phone:   (248) 488-0652
Fax:     (734) 414-4840                     Fax:     (248) 488-0634

Attention:  John Garber                     Attention:  Donna Boris

ANNARBOR  7-3498  11783-8-2



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